Exhibit 16.1

September 21, 2021

Securities and Exchange Commission

100 F Street, N.E. Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 22, 2021, of Extreme Networks, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 4.01(a) therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 4.01(a) or in Item 4.01(b) of the above referenced filing.

/s/ Ernst & Young LLP